Exhibit 99.1

HomeFed Corporation Announces Private Placement of $125 Million Senior Notes

Carlsbad, California, June 30, 2015—HomeFed Corporation (“HomeFed”) announced today that it has successfully closed a private placement of $125 million of 6.50% senior notes due 2018.

HomeFed will pay interest on the notes semi-annually on July 1 and January 1 of each year, commencing January 1, 2016.  The notes will mature on June 30, 2018.  The notes are fully and unconditionally guaranteed on a senior unsecured basis by HomeFed’s existing wholly-owned subsidiaries and all future subsidiaries.  HomeFed intends to use the net proceeds from the sale of the notes to finance its previously announced acquisition of land in the Otay Ranch area of San Diego County, California.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The notes were privately placed by HomeFed (1) in the United States to investors who are qualified institutional buyers (as defined under Rule 144A of the Securities Act) and accredited investors (as defined in Regulation D of the Securities Act) in reliance on Section 4(a)(2) and/or Regulation D of the Securities Act and (2) outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes in the private placement, nor shall there be any sale of such notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About HomeFed

HomeFed Corporation (OTCMKTS: HOFD) is engaged in the investment in and development of residential and commercial real estate properties in California, Florida, Maine, New York, South Carolina and Virginia. HomeFed also actively investigates and pursues the acquisition of new residential and commercial real estate projects.

Forward Looking Statements

Some of the statements in this release are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in HomeFed’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as updated in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.  Except as required by law, HomeFed disclaims any obligation to update any forward-looking statements to reflect future developments or events. These forward-looking statements speak only as of the date hereof, and HomeFed expressly disclaims any intent or obligation to update these forward-looking statements.